SCHEDULE 14C
(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

ARCHON CORPORATION Name of Registrant as Specified in Its Charter)

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  No fee required.

  ☐
  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  (1)
  Title of each class of securities to which transaction applies:

  (2)
  Aggregate number of securities to which transaction applies:

  (3)
  Per unit price or other underlying value computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)
  Proposed maximum aggregate value of transaction:

  (5)
  Total fee paid:

  ☐
  Fee paid previously with preliminary materials.

  ☐
  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)
  Amount previously paid:

  (2)
  Form, Schedule or Registration Statement No.:

  (3)
  Filing Party:

  (4)
  Date Filed:

ARCHON CORPORATION
3993 Howard Hughes Parkway,
Suite 630
Las Vegas, Nevada 89109

November 7, 2002

Dear Stockholder:

        I am writing to inform you of a stockholder action by written consent to remove Thomas K. Land as a Director of Archon Corporation (the "Company"). Paul W. Lowden, Chairman of the Board, President and Chief Executive Officer of the Company, holds more than two-thirds of the issued and outstanding shares of common stock of the Company and has approved the removal of Thomas K. Land as a Director of the Company. Therefore, this Information Statement is being furnished to stockholders of the Company for informational purposes only.

        The accompanying Information Statement describes in more detail the stockholder consent to remove Thomas K. Land as a Director of the Company. I urge you to read the accompanying materials carefully.

Sincerely,

Charles W. Sandefur, Secretary, Archon Corporation

ARCHON CORPORATION
3993 Howard Hughes Parkway,
Suite 630
Las Vegas, Nevada 89109

INFORMATION STATEMENT

November 7, 2002

        This Information Statement is being furnished to the stockholders of Archon Corporation, a Nevada corporation (the "Company"), other than Paul W. Lowden, in connection with a stockholder consent to remove Thomas K. Land as a Director of the Company.

        As of November 1, 2002, there were 6,275,335 shares of the Company's common stock issued and outstanding. Under Nevada law, the approval of a removal of a director requires the approval of holders of not less than two-thirds of issued and outstanding common stock, with each share being entitled to one vote on this matter. Paul W. Lowden, Chairman of the Board, President and Chief Executive Officer, beneficially holds 79.36% of the issued and outstanding shares of common stock of the Company and has approved the removal of Thomas K. Land as a Director of the Company. No other stockholder approval is required. None of the stockholders will have the right to dissent in connection with the removal of Thomas K. Land as a Director of the Company. This Information Statement is being furnished to you for informational purposes only.

        This Information Statement is first being mailed on or about November 7, 2002 to the common stockholders of record of the Company, other than the consenting stockholder, as of the close of business on Novemmber 1, 2002.

  We are not asking you for a proxy and you are requested not to send us a proxy.

ACTION TO REMOVE THOMAS K. LAND
AS A DIRECTOR OF THE COMPANY

        Thomas K. Land was first appointed to the Board of Directors of the Company in December 1995. In July 1998, he was elected the Chief Financial Officer of the Company, and in May 1999, he was elected the Secretary and Treasurer of the Company. Effective May 10, 2002, Mr. Land resigned from his positions as the Chief Financial Officer, Secretary and Treasurer of the Company to pursue other employment. Mr. Land is currently employed by another gaming company that is a competitor or potential competitor of the Company. Mr. Lowden has advised the Company that he believes that there is an inherent conflict of interest if Mr. Land continues to serve as a Director of the Company, while at the same time working for a competitor or potential competitor of the Company.

        Section 78.335 of the General Corporation Law of the State of Nevada provides that any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power. Mr. Lowden holds more than two-thirds of the outstanding common stock of the Company and has approved the removal of Mr. Land as a Director of the Company, effective as of the date twenty days after the date this Information Statement is mailed to the stockholders (the "Effective Date"). No other stockholder action is required, and the removal will automatically become effective on the Effective Date.

        As provided in Section 78.335 of the General Corporation Law of the State of Nevada and Article II, Section 2 of the Amended and Restated Bylaws of the Company, the remaining Directors intend to fill the vacancy in the Board of Directors created by the removal of Mr. Land by electing, by majority vote, a successor to hold office for the unexpired portion of Mr. Land's term. The remaining Directors have not yet determined who they will elect to fill the vacancy.

BENEFICIAL OWNERSHIP OF SHARES

        The following sets forth information regarding beneficial ownership of the common stock and the exchangeable redeemable preferred stock of the Company as of September 30, 2002, by (i) each person known to be the beneficial owner of more than 5% of the outstanding common stock or exchangeable redeemable preferred stock; (ii) each director of the Company; and (iii) all directors and officers of the Company as a group.

Named Beneficial Owner (1)	Shares of Common Stock		Percent	Shares of Preferred Stock		Percent
Paul W. Lowden (2)	4,980,144	(3)	79.36%	810,000	(4)	15.44%
Suzanne Lowden	4,791	(5)	*	2,524	(6)	*
Thomas K. Land	69,175		1.10%	1,000		*
John W. Delaney	13,750	(7)	*	—		—
William J. Raggio	17,972	(7)	*	5,472		*
Howard E. Foster	12,500	(7)	*	128,126		2.44%
Charles W. Sandefur	—		*	—		*
All directors and officers as a group (7 persons)	5,098,332		80.76%	947,122		18.05%

*
Less than 1%

(1)
The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"), taking into account shares that may be acquired within 60 days of September 30, 2002.

(2)
The address for Paul W. Lowden is c/o Archon Corporation, 3993 Howard Hughes Parkway, Suite 630, Las Vegas, Nevada 89109.

(3)
Includes 1,490,470 shares held by LICO, a company wholly owned by Mr. Lowden.

(4)
Includes 804,941 shares held by LICO, a company wholly owned by Mr. Lowden.

(5)
Includes 4,521 shares held by Mrs. Lowden as custodian for a child and excludes shares beneficially owned by Mr. Lowden reflected in the table.

(6)
Includes 1,262 shares held by Mrs. Lowden as custodian for a child and excludes shares beneficially owned by Mr. Lowden reflected in the table.

(7)
Of such shares, 12,500 may be acquired upon the exercise of outstanding stock options.

OTHER MATTERS

        The Company is presenting no other matters to a vote of the stockholders.

By Order of the Board of Directors

Charles W. Sandefur, Secretary